Exhibit 99.4
FORM OF BROKER LETTER TO CLIENTS WHO ARE BENEFICIAL HOLDERS

HC2 HOLDINGS, INC.
Subscription Rights to Purchase Shares of Common Stock
Offered Pursuant to Subscription Rights
Distributed to Stockholders
of HC2 Holdings, Inc.
October 7, 2020
To Our Clients:
Enclosed for your consideration are a Base Prospectus, dated September 9, 2020 (the “Base Prospectus”), and a Prospectus Supplement, dated October 7, 2020 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the offering (the “Rights Offering”) by HC2 Holdings, Inc., a Delaware corporation (the “Company”), of shares of its common stock, par value $0.001 per share (“Common Stock”), pursuant to transferable subscription rights (the “Rights”) distributed to all holders of record of shares of its Common Stock and shares of its Series A Convertible Participating Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), Series A-2 Convertible Participating Preferred Stock, par value $0.001 per share (the “Series A-2 Preferred Stock”), and Series B Non-Voting Convertible Participating Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock” and, together with the Series A Preferred Stock and the Series A-2 Preferred Stock, the “Preferred Stock”), that are entitled to participate in dividend distributions to holders of the Common Stock, as of 5:00 p.m., New York City time, on October 2, 20202 (the “Record Date”). The Rights are described in the Company’s Prospectus.
In the rights offering, the Company is offering up to an aggregate of 28,634,361 shares of its Common Stock pursuant to the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on October 7, 2020 and ends at 5:00 p.m., New York City Time, on November 20, 2020, unless extended in the sole discretion of the Company, including to provide additional time for the Company’s stockholders to approve an increase to the number of authorized shares of the Common Stock to 250 million shares (as it may be extended, the “Expiration Date”).
Please note that since you hold your shares in the name of a broker, dealer or other nominee who uses the services of the Depository Trust Company, you must exercise your rights before 5:00 p.m., New York City time, on the Expiration Date.
As described in the Prospectus, each Recordholder of shares of Common Stock and Preferred Stock is entitled to one Right for each share of Common Stock and each share of Preferred Stock owned by such Recordholder on the Record Date, evidenced by transferable Rights certificates (the “Rights Certificates”). Each Right allows the holder thereof to subscribe (the “Basic Subscription Privilege”) at the cash price of $2.27 per share (the “Subscription Price”) for 0.5462 shares of Common Stock.
Rights may only be exercised in aggregate for whole numbers of shares of Common Stock; no fractional Rights or cash in lieu thereof will be issued or paid. Instead, the number of

Rights distributed will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that if all Rights are exercised, the gross proceeds to the Company from the Rights Offering will equal $65 million. Rights may only be exercised in aggregate for whole numbers of shares of the Common Stock; no fractional shares of the Common Stock will be issued in the Rights Offering. Any fractional shares of the Common Stock created by the exercise of the Rights will be rounded down to the nearest whole share. A minimum of two Rights will be required to purchase one share of Common Stock. Stockholders who are entitled to receive less than two Rights on a pro rata basis will be distributed two Rights in the Rights Offering. Any excess subscription payments received by the Subscription Agent in respect of fractional shares will be returned promptly after the expiration of the Rights Offering, in the manner in which made, without interest or deduction.
In addition, Rights holders that exercise their Basic Subscription Privilege also will be eligible to subscribe (the “Oversubscription Privilege”) at the same cash price of $2.27 per share up to that number of shares of Common Stock that are offered in the Rights Offering but are not purchased by the other Rights holders under their Basic Subscription Privilege. If an insufficient number of shares is available to fully satisfy the Oversubscription Privilege requests, the available shares will be sold pro rata, after eliminating all fractional shares, among Rights holders who exercised their Oversubscription Privilege based on the number of shares each Rights holder subscribed for under the Basic Subscription Privilege.
The Company may cancel or terminate the Rights Offering in its sole discretion at any time on or before the expiration of the Rights Offering for any reason (including, without limitation, a change in the market price of the Common Stock). The Company also reserves the right to amend the terms of the Rights Offering.
The shares of Common Stock to be issued upon exercise of the Rights, like the Company’s existing shares of Common Stock, will be listed for trading on the New York Stock Exchange (the “NYSE”) under the symbol “HCHC.” Although the Rights will be transferable, the Company does not intend to list the Rights on the NYSE or any other national securities exchange. The absence of a trading market or liquidity for the Rights may adversely affect their value.
Enclosed are copies of the following documents:
1.    Prospectus; and
2.    Form of Beneficial Owner Election Form.
THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND SALES OF RIGHTS MAY BE MADE BY ONLY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.
Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise any Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire on the Expiration Date. You will have no right to rescind your subscription after receipt of your payment of the Subscription Price or Notice of Guaranteed Delivery. Rights not exercised at or prior to the Expiration Time will expire without value.

If you wish to have us, on your behalf, exercise your Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form included with this letter.
With respect to any instructions to exercise (or not to exercise) Rights, the enclosed Beneficial Holder Election Form must be completed and returned in sufficient time to allow us to process your request and submit your instructions to the Subscription Agent by 5:00 p.m., New York City time, on November 20, 2020, the scheduled Expiration Date of the rights offering (which may be extended by the Company).
ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO THE INFORMATION AGENT, OKAPI PARTNERS LLC, AT THE FOLLOWING TELEPHONE TOLL FREE NUMBER (855) 208-8902 OR VIA EMAIL AT INFO@OKAPIPARTNERS.COM.
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